Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

August 6, 2013

CONTACT: Thomas Fitzgerald

703-903-2476

Thomas_Fitzgerald@FreddieMac.com

SAIYID T. NAQVI ELECTED TO

FREDDIE MAC BOARD OF DIRECTORS

MCLEAN, VA — Freddie Mac (OTCQB: FMCC) today announced that former PNC Mortgage president and chief executive officer Saiyid T. Naqvi was elected as a director on the company’s board. Naqvi, age 63, was responsible for management of PNC Mortgage’s $121 billion portfolio and national network of 91 retail mortgage offices.

“Sy is a significant and timely addition to the Freddie Mac Board of Directors,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “He has a national reputation as a seasoned financial executive with proven leadership experience and detailed knowledge of mortgage and consumer financial operations. Sy brings to the board a deep background in risk and operational management that will help ensure Freddie Mac continues its important work in keeping the U.S. mortgage market strong.”

Naqvi led PNC Mortgage Corporation of America as president and chief executive officer between 1995 and 2001, when PNC Financial Services Group sold off its mortgage business. In 2009, Naqvi returned to supervise the bank’s integration of National City Mortgage and to head the newly constituted PNC Mortgage as president and chief executive officer. In the interim he was president of Harley Davidson Financial Services, chief executive officer of DeepGreen Financial, and president and chief financial officer of Setara Corporation.

Naqvi has served on the corporate boards of Genworth Financial, Inc. and Hanover Capital Mortgage Holdings, Inc. He earned a bachelor’s degree in chemistry from the University of Missouri and a master’s degree in business administration from Southern Illinois University.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

# # #